SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 10, 2015

DESERT HAWK GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-169701	82-0230997
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1290 Holcomb Avenue, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 337-8057

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On September 10, 2015, Desert Hawk Gold Corp., a Nevada corporation (the “Company”) entered into the Thirteenth Amendment to the Investment Agreement (the “Thirteenth Amendment”) with DMRJ Group I, LLC (the “Investor”), which Investment Agreement was originally entered into on July 14, 2010 (the “Investment Agreement”).  The Thirteenth Amendment is effective as of August 31, 2015. A copy of the Thirteenth Amendment has been included as an exhibit to this report.

The Thirteenth Amendment provides a new minimum payment schedule, set forth as Schedule A-13.  In connection with entering into the Thirteenth Amendment, the Company issued an additional 185,194 shares of Series B Preferred Stock to the Investor as consideration for entering into the Thirteenth Amendment. The Company also agreed to add an anti-dilution provision to the Certificate of Designations for the Series B Preferred Stock which would allow for the issuance of additional shares of Series B Preferred Stock in the event the Company issues any Common or Preferred Stock which would keep the Investor’s beneficial ownership of the Company the same as it was prior to the issuance.  The Company also amended the Certificate of Designations for the Series B Preferred Stock to allow the Company to issue up to 550,000 shares of Series B Preferred Stock.  The amendment to the Certificate of Designations for the Series B Preferred Stock has been included as an exhibit to this report.

The Thirteenth Amendment also provides for an additional term loan advance of up to $525,000, including the $200,000 below, if requested by the Company at the discretion of the Investor.  The Thirteenth Amendment also calls for the appointment of a new director to replace Daniel Small, who, on September 10, 2015, was removed as a director by vote of shareholders holding in excess of two-thirds (2/3) of the outstanding voting power of the Company. Upon execution of the Thirteenth Amendment, the Company received from the Investor a term loan advance of $200,000.

Item 3.02

Unregistered Sales of Equity Securities.

The shares of Series B Preferred Stock were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. At the time of the issuance, DMRJ Group was an accredited investor as defined in Regulation D. No underwriting discounts or commissions were paid in connection with the Preferred Stock transaction.

The Thirteenth Amendment allows for unregistered sales of securities of the Company as described in Item 1.01 above. The information in response to Item 1.01 above in regard to the Tenth Amendment is incorporated into this item.

Item 3.03

Material Modification to Rights of Security Holders.

The Thirteenth Amendment allows for the modification to the rights of security holders of the Company holding the Series B Preferred shares as described in Item 1.01 above.

The information in response to Item 1.01 above in regard to the Thirteenth Amendment is incorporated into this item.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2015, the Board of Directors of the Company appointed Zachary Weiner as a director of the Company to fill the vacancy left by Daniel Small’s removal as a director.  There are no arrangements or understandings between Mr. Weiner and any other persons pursuant to which Mr. Weiner was selected as a director.  At this time, Mr. Weiner has not been appointed to any committees and there are currently no plans for his appointment to any committees.  Mr. Weiner currently serves as a portfolio manager of the Investor.

The information in response to Item 1.01 above and 5.07 below in regard to the removal of Mr. Small as a director is incorporated into this item.

Item 5.07

Submission of Matters to a Vote of Security Holders.

On September 10, 2015, a shareholder owning 27,718,333 of the 40,774,936 (67.98%) outstanding votes of the Company voted, through written consent, to remove Daniel Small as a director of the Company.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amendment No. 1 to the Certificate of Designations for the Series B Preferred Stock
99.1	Thirteenth Amendment to Investment Agreement effective August 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desert Hawk Gold Corp.

Date:  September 16, 2015

By /s/ Rick Havenstrite

      Rick Havenstrite, President

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